EyeTel Imaging

Richard W. Turner, Ph.D.
Chairman
Chief Executive Officer

December 23, 2004

Mr. Scott Verner
224 Bryan Oak Avenue
Brandon, Florida 33511

Dear Scott,

I am pleased to offer you the position of Vice President, Sales with EyeTel Imaging, Inc., reporting to the Chairman and Chief Executive Officer of the Company. Your base of operations will be Columbia, Maryland, but you will still continue to reside with your family in Brandon, Florida.

If you accept our offer, your starting date will be no later than January 15, 2005. Your initial salary will be at the rate of $200,000.00 per year, less applicable legal deductions, payable in accordance with the regular payroll practices of the Company. Annual performance and compensation reviews will take place upon the anniversary of your employment.

You will be recommended to participate in the Company's Stock Option Plan at the rate of 1.5% of the Company's fully diluted equity as of March 17, 2004, to vest over a period of four (4) years, with the first 25% of such options to vest on the anniversary of your hire date. The remaining 75% will be vested pro rata, on a calendar quarter basis, over the next 36 months. Your participation in the Stock Option Plan and level of award is subject to approval by the Company's Board of Directors. In the event of a change of control in the ownership of EyeTel Imaging, Inc., 100% of the equity granted to you will immediately vest to you. The Board of Directors, from time to time, may elect to offer additional shares of stock in the company for outstanding contributions.

Headquarters:
EyeTel Imaging, Inc.
9130 Guilford Road
Columbia MD 21046-2581
tel (301) 483-6167
fax (301) 483-6168
www.eyetel-imaging.com

You will be eligible to receive a one-time "sign-on" bonus payment of $35,000.00, less applicable legal deductions, payable at the commencement of your employment with the Company. All necessary documents and non-competes must be finalized prior to employment and prior to payment of the "sign-on" bonus. (Please find attached exhibits.)

Additionally, you will be considered for participation in the Company's Bonus Program, as is in effect from time to time, with a target of forty percent (40%) of your annual base salary. The actual amount of the bonus award shall be determined by the Company's Board of Directors, and will be based upon the Board's discretion and assessment of your performance, and that of the Company, against goals established annually by the Chief Executive Officer and the Board or the Compensation Committee of the Board. Any such bonus award shall be payable not later than by the end of the first

DigiScope®

quarter of the fiscal year following that for which the bonus was earned. Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with the regular practices of the Company.

In the event the Company initiates termination of your employment for reasons other than "Cause", the Company will pay you a severance amount equal to six (6) months of your base salary. Severance will be payable in accordance with the Company's regular payroll practices, and will be conditioned on your execution of a general release of claims in favor of the Company. For purposes of this letter, "Cause" shall mean (a) your conviction of or plea of nolo contendere to a felony, (b) fraud, theft, embezzlement or other material dishonesty or misconduct in performance of your duties to the Company, (c) material breach of any of the terms or provisions hereof, or (d) ongoing failure to perform (other than by disability) or substantial neglect in the performance of your duties and responsibilities to the Company.

During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to all eligible employees, subject to plan terms and generally applicable Company policies. Currently, Company benefits include medical, dental, group life insurance and AD&D insurance plans. You will be eligible for three (3) weeks' paid vacation annually. You will also be indemnified consistent with indemnification that is provided to other officers of EyeTel Imaging, Inc.

You will be eligible to receive an auto allowance in the amount of $500.00 per month inclusive of maintenance and insurance. You will be reimbursed for gasoline, tolls, parking or other travel expenses that are related to business activities for EyeTel Imaging, Inc., according to Company policy and for which prior approval is granted. The Company will provide you with a cell phone and a lap top computer for business use. In the event of the termination of your employment for any reason, you will be required to return these items to the Company.

Until such time that a mutual decision is reached that relocation is required of you to the Columbia, Maryland area, the Company will reimburse the reasonable cost of your commute (airfare and hotel accommodations; optionally, the Company may elect to provide a furnished apartment as some other officers currently utilize) from Brandon, Florida to the Company's office facilities in Maryland for a period up to six (6) months beginning from your employment start date as indicated above. Additionally, the Company will provide, upon a mutual determination that a move is required, the following assistance to facilitate your relocation from Brandon, Florida to the Columbia, Maryland area:

- You will be paid a maximum lump sum relocation reimbursement amount of $45,000.00. This amount is intended to cover any and all costs of relocation for you and your family to the Columbia, Maryland area. This amount will be paid to you upon presentation of the closing documents for the sale of your residence in Florida.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. As Vice President,

Sales, your responsibilities will include the hiring, training and ongoing direction of professional sales personnel, and implementation of policies and procedures that are consistent with the Company achieving its stated sales objectives and gross profit contributions ; and such other duties and responsibilities as may be assigned to you from time to time by the Chairman and Chief Executive Officer. It is, of course, understood that all employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. We do ask that you give thirty (30) days' written notice if you decide to resign.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

This offer is contingent upon your agreement and execution of EyeTel's Employee Non-Disclosure and Non-Compete Agreement, signed acknowledgement of receipt of EyeTel's Code of Conduct. This offer expires on January 3, 2005 at 12:00 midnight.

Scott, formalities aside, I am personally delighted that you are joining us and look forward to your contribution. Please accept my congratulations on this major milestone achievement.

Sincerely,

Richard W. Turner/np

Richard W. Turner, Ph.D.
Chairman
Chief Executive Officer

Accepted and agreed:

Scott Verner
Date: 12-23-04

Attachments:

1. EyeTel Imaging Employee Nondisclosure and Non-compete Agreement
2. EyeTel Imaging Code of Conduct